Exhibit 10.17

PROMISSORY NOTE

Borrower:	Lender:
Indraneel Paul	Digimarc Corporation
c/o Digimarc ID Systems, LLC	19801 SW 72nd Ave, Suite 100
201 Burlington Road	Tualatin, OR 97062
Bedford, Massachusetts 01730

Principal Amount: $260,000.00      Interest Rate: 4.99%; Default Rate: 10%    Date of Note: July 1, 2002

PROMISE TO PAY. I, Indraneel Paul (“Borrower”), promise to pay to Digimarc Corporation (“Lender”) or order, in lawful money of the United States of America, the principal amount of Two Hundred Sixty Thousand & 00/100 Dollars ($260,000.00), together with interest at the rate of 4.99% per annum on the unpaid principal balance from July 1, 2002, until paid in full.  After maturity or in the event of termination for cause or default, at which time all remaining and unpaid principal shall be due, I agree to pay interest at a default rate of ten percent (10%) per annum on the unpaid principal balance until paid in full.

PAYMENT. Payments of principal and interest on this loan will be forgiven on a pro-rata basis over a term of four years as long as Borrower remains a full-time employee of Lender, and the loan will be forgiven in full if Lender terminates Borrower for any reason other than “just cause”.  If Borrower voluntarily leaves the employment of Lender for any reason, or if Borrower is terminated “for cause”, then the outstanding balance of the loan shall accelerate and the Borrower will be responsible for paying the outstanding principal balance, plus any interest that is accrued and unpaid, in full within 90 days of the date of his departure.  During the period for which payments on the loan are forgiven, principal and imputed interest shall be deemed to amortize in conformity with Schedule A, which is attached to and made a part hereof, and which shall be deemed accurate and conclusive as to amount of principal and interest that either have amortized or that would be due and payable at any time.  For purposes of this Note, termination “for cause” means termination for unlawful or unethical conduct or for any material violation of the terms of Borrower’s employment with Lender.

Borrower acknowledges that the net benefit of the transaction will be taxable to Borrower. The amount owed will be affected by the rate at which the loan amount (plus interest) is forgiven. On an annual basis, within 30 days after the close of each calendar year, Lender will provide a check to Borrower intended to compensate Borrower for the approximate net benefit of the transaction at a rate of 28% for federal taxes and 9% for state taxes, in the amounts set forth in the attached Schedule A.  Borrower agrees that Borrower will be responsible for any incremental income taxes.

If I am required to make payments under this loan for any reason, unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and any late charges, then to any unpaid interest, and any remaining amount to principal.  I will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

PREPAYMENT. I may pay without penalty all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve me of my obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal and interest balance due.  I agree no to send Lender payments marked “paid in full”, “without recourse”, or similar language.  If I send such a payment, Lender may accept it without losing any of Lender’s right under this Note, and I will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount, must be mailed or delivered to: Digimarc Corporation, 19801 SW 72nd Ave., Suite 100, Tualatin, OR  97062.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the interest rate on this Note to 10.00% per annum.  The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT.  I will be in default under this Note if any of the following happen:

Payment Default. I fail to make any payment when due under this Note.

Break Other Promises.  I break any promise made to Lender or fail to perform promptly at the time and strictly in the manner provided in this Note or in any agreement related to this Note, or in any other agreement or loan I have with Lender.

False Statements.  Any representation or statement made or furnished to Lender by me or on my behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished.

Death or Insolvency.  I die or become insolvent; a receiver is appointed for any part of my property; I make an assignment for the benefit of creditors; or any proceeding is commenced either by me or against me under any bankruptcy or insolvency laws.

Taking of the Property. Any creditor or governmental agency tries to take any of the property or any other of my property in which Lender has a lien.  This includes taking of, garnishing of or levying on my accounts with Lender. However, if I dispute in good faith whether the claim on which the taking of the property is based is valid or reasonable, and if I give Lender written notice of the claim and furnish Lender with monies or a surety bond satisfactory to Lender to satisfy the claim, then this default provision will not apply.

Adverse Change.  A material adverse change occurs in my financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Cure Provisions.  If any default, other than a default in payment, is curable and if I have not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if I, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiate steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then I will pay that amount.

ATTORNEYS’ FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if I do not pay.  I will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, I also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW.  This Note will be governed by, construed and enforced in accordance with federal law and the law of the State of Oregon.  This Note has been accepted by Lender in the State of Oregon.

CHOICE OF VENUE.  If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Multnomah County, State of Oregon.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon me, and upon my heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves a right of setoff in all amounts that Lender may owe Borrower, including salary or reimbursements, in the event that this loan remains unpaid after termination of cause or payment default.  However, this right does not include any IRA or any trust accounts, for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such owed by Lender or me.

GENERAL PROVISIONS.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  I and any other person who signs, guarantees, or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.  This means that the words “I”, “me”, and “my” mean each and all of the persons signing below.

PRIOR TO SIGNING THIS NOTE, I READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.  I AGREE TO THE TERMS OF THE NOTE.

I ACKNOWLEDGE RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

X      /s/ Indraneel Paul

    Indraneel Paul, Individually